Exhibit 3.1

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED AS

6.375% SERIES E CUMULATIVE TERM PREFERRED STOCK DUE 2025

OF

GLADSTONE INVESTMENT CORPORATION

Gladstone Investment Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies:

1.    That a Certificate of Designation of 6.375% Series E Cumulative Term Preferred Stock due 2025 of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 16, 2018.

2.    That the Board of Directors of the Corporation (the “Board of Directors”) at a meeting held on May 12, 2020 duly adopted a resolution authorizing and directing an increase in the number of shares of preferred stock, par value $0.001 per share, of the Corporation designated as 6.375% Series E Cumulative Term Preferred Stock due 2025 from 3,500,000 to 5,990,000 shares in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be duly executed by its duly authorized officer as of this 21st day of May 2020.

GLADSTONE INVESTMENT CORPORATION

By:	/s/ David Gladstone
Name:	David Gladstone
Title:	Chairman and Chief Executive Officer